EXHIBIT 10.3
CONSOLIDATED WATER CO. LTD.
PAYING AGENCY AGREEMENT
US$15,771,997.16
COMPRISING
US$15,771,997.16 Fixed Rate Bonds 2006 — 2016
P.O. Box 1114 GT
Regatta Office Park
Windward Three, 4th Floor
West Bay Road
Grand Cayman, Cayman Islands
DATE:
TO: SCOTIATRUST AND MERCHANT BANK TRINIDAD AND TOBAGO LIMITED
Dear Sirs,
     CONSOLIDATED WATER CO. LTD. (“the Company”) is issuing Bonds in the aggregate value of not more than US$15,771,997.16 comprising Fixed Rate Bonds 2006-2016 (the “Bonds”). These Bonds will be constituted and secured by a Trust Deed of even date herewith made between the Company and DEXTRA BANK & TRUST CO. LTD. (“the Trustee”).
     The Company hereby appoints SCOTIATRUST AND MERCHANT BANK TRINIDAD AND TOBAGO LIMITED the Paying Agent (“the Paying Agent”) upon the terms and conditions set out below, for the payment of principal and interest in respect of the Bonds.
     The Paying Agent appointed under the terms and conditions of this Agreement shall also undertake the duties and responsibilities of Registrar on behalf of the Company in respect of the Bonds. These duties shall include:
(i)	maintenance of the Register of Bondholders;

(ii)	dealing with transfers of Bonds and other registrations;

(iii)	providing information required by the Company and the Trustee from time to time relative to the register of Bondholders.
     The expression “Paying Agent” and “Specified Office” as used herein shall be deemed to mean and include the Paying Agent and the offices respectively specified in the Trust Deed (as hereinafter defined) or such other Paying Agents or Specified Offices from time to time duly appointed by the Company in accordance with Condition 9.00 of the Bonds. The Bonds will be issued in registered transferable form in accordance with Condition 2.00 of the Bonds. The Bonds are to be issued substantially in the form set out in Part A of the First Schedule to the Trust Deed. Expressions used herein shall, unless the context otherwise requires, have the meanings ascribed thereto in the Trust Deed and the Schedules thereto.
1.	(A)	At least one business day (being a day on which banks are open for business in Trinidad and Tobago) before the Due Date, the Company will deliver its cheque or wire transfer the funds to the Paying Agent for the full amount in United States Dollars of the money payable on such Due Date in respect of all such Bonds.
(B)	In the event that, upon the business day before the Due Date the Company does not have available for payment and has not delivered its cheque or wire transferred the funds referred to in (A) above for the full amount of the money payable on such Due Date in respect of all such Bonds, the Company will give notice by telephone to the Trustee for the time being for the Bondholders (the “Trustee”) and to the Paying Agent that it does not have such money available and has not delivered such cheque.

(C)	The Rate of Interest from time to time payable in respect of the Fixed Rate Bonds 2006-2016 is 5.95% per annum.

(D)	The Paying Agent shall at all times keep at its registered office (or at such other place as the Trustee may agree) a register showing the nominal amount of the Bonds and the date of issue and of all subsequent transfers and changes of ownership thereof and the names and addresses of the Bondholders and the persons deriving title under them and of their repayment, purchase and cancellation and of all replacement Certificates issued in substitution for mutilated, defaced, lost, stolen or destroyed Certificates. The Trustee, the Company and the Bondholders or any of them and any person authorised by any such person may at all reasonable times during office hours, inspect the Register and take copies of or extracts from it. If the Trustee requires the convening of a meeting or the giving of any notice to the Bondholders, the Paying Agent shall promptly furnish the Trustee free of charge with such copies of or extracts from the Register as it shall require. The Register may be closed by the Company for such periods and at such times (not exceeding in the whole thirty Business Days in any one year) as it may think fit.
2.	(A)	SUBJECT to the Company having paid the requisite money pursuant to paragraph 1(A) hereof, the Paying Agent will act as agent of the Company for the Bonds and pay or cause to be paid on behalf of the Company on and after each Due Date the amounts due to be paid as principal and/or interest in respect of the Bonds in accordance with the conditions and the terms of the Trust Deed. All payments made by the Paying Agent hereunder shall be made without charging any commission or fee to the Bondholders.
(B)	At any time after any of the events described in Condition 10.00 of the Bonds has occurred the Trustee may by notice in writing to the Company and the Paying Agent require:
(i)	the Paying Agent to act thereafter as Paying Agent of the Trustee in relation to payments to be made by or on behalf of the Trustee under the provisions of the Trust Deed mutatis mutandis on the terms provided herein (save that the Trustee’s liability under any of the provisions hereof for the indemnification of the Paying Agent shall be limited to the amounts for the time being held by the Trustee upon the trusts of the Trust Deed and available for distribution to holders of Bonds) and thereafter to hold all Bonds and all sums documents and records held by them in respect of the Bonds and interest thereon on behalf of the Trustee; and/or

(ii)	the Paying Agent to deliver up all Bonds and all sums documents and records held by them in respect of Bonds and interest thereon to the Trustee or as the Trustee shall direct in such notice provided that such notice shall be deemed not to apply to any documents or records which the relative Paying Agent is obliged not to release by any law or regulation.
The Paying Agent shall treat a certificate of the Trustee that any of the events described in the said Condition 10.00 has occurred as conclusive evidence of that fact.
3. ALL Bonds which are repaid or purchased by or on behalf of the Company and required to be cancelled shall be cancelled forthwith by the Paying Agent. The Paying Agent shall give all relevant details and forward the cancelled Bonds to the Company which shall as soon as reasonably possible after the date of such repayment or purchase (as the case may be) furnish the Trustee with a certificate or certificates signed by a duly authorised officer stating the amounts paid in respect of such Bonds so repaid or purchased or paid and so cancelled, and the serial numbers of such Bonds.
4.	(A)	The Company will pay to the Paying Agent a fee of US$2,500.00 per annum payable annually in advance for its services under this Agreement.
(B)	Additionally, the Company will be responsible for all out of pocket expenses (including computer costs, stationery printing, postages, insurances, issuing duplicates etc.) for which the Paying Agent shall be reimbursed at the end of each quarter in which such expenses have been incurred.
5. The Company will indemnify and hold harmless the Paying Agent against any losses, liabilities, costs, claims, actions or demands which the Paying Agent may incur or which may be made against the Paying Agent as a result of or in connection with its appointment or the exercise of its power, discretions, authorities and duties under this Agreement (including reasonable fees and expenses of legal advisers) as well as the costs and expenses of defending any claim, action or demand except such as may result from its own willful default, negligence or bad faith or that of its officers or employees.
6. WITHOUT PREJUDICE to the provisions of paragraph 2 (B) hereof in acting hereunder and in connection with the Bonds the Paying Agent shall act solely as agent of the Company and will not thereby assume any obligations towards or relationship of agency or trust for any of the Bondholders.
7. EXCEPT as ordered by a court of competent jurisdiction or as required by law, the Paying Agent shall (notwithstanding any notice to the contrary) be entitled to treat the registered holder of any Bonds as the absolute owner thereof.
8. The Paying Agent will procure that, so long as any of the Bonds are outstanding, copies of the Trust Deed, and this Agreement together with copies of the latest audited accounts of the Company as produced by the Company will be available for inspection by Bondholders at its office specified herein during normal business hours.
9.	(A)	The Company with the prior written approval of the Trustee may terminate the appointment of the Paying Agent at any time by giving to the Trustee, and to such Paying Agent, at least thirty (30) days’ written notice to that effect provided always that so long as any of the Bonds remains outstanding (i) no such notice shall expire between thirty (30) days prior to a Payment Date and fifteen (15) days after a Payment Date; and (ii) the Company shall procure that there will at all times be at least one Paying Agent with a specified office in Trinidad and Tobago.
(B)	The Paying Agent may resign its appointment hereunder at any time by giving to the Company and the Trustee at least thirty (30) days’ written notice to that effect and the Company shall thereupon forthwith appoint a replacement provided that so long as any of the Bonds remains outstanding no such notice shall expire between thirty (30) days prior to a Payment Date and fifteen (15) days after a Payment Date. In the event that the Company fails to appoint a new Paying Agent within the notice period given by the Paying Agent as provided above then upon expiration of the notice period the Paying Agent shall continue to hold the office of Paying Agent only to the extent that it be responsible for the Register of Bondholders, the safe custody of the Bonds and all sums, documents or records held by it in respect of the Bonds and interest thereon on behalf of the Trustee and may thereupon appoint a new Paying Agent to take over all of the responsibilities under this Agreement with immediate effect and shall advise the Trustee and the Company in writing of such appointment. The new Paying Agent shall upon such appointment be responsible for and may be requested to indemnify the Paying Agent against any claims of whatsoever nature that may arise out of the discharge of the duties under this Agreement by the new Paying Agent and all other provisions of this Agreement shall be applicable to the new Paying Agent as if the new Paying Agent was an original signatory to this Agreement.
(C)	As soon as practicable, and in any event at least 60 days prior to the effective date of the resignation or removal of any Paying Agent, the Company shall give, or cause to be given notice thereof to the Bondholders in accordance with Condition 16.00 of the Bonds.

(D)	Before the Paying Agent changes its Specified Office it shall give to the Company and the Trustee not less than 65 days’ prior written notice to that effect giving the address of the changed Specified Office. The Company shall (unless the appointment of the relative Paying Agent is to terminate pursuant to sub-paragraph (A) or (B) above on or prior to the date of such change) give to the Bondholders and the Trustee at least 14 days’ notice of such change and of the address of the changed Specified Office.

(E)	The Company shall give notice to the Bondholders in accordance with the said Condition 16.00 of any appointment of a Paying Agent hereunder within 14 days of such appointment.
10. The Paying Agent shall be deemed to have notice of, and in so far as the terms of the Trust Deed affect the duties of the Paying Agent herein, shall not act in a manner inconsistent with the terms of the Trust Deed including the Conditions of the Bonds.
11. SUBJECT to the Conditions of the Bonds the Paying Agent and any of its respective officers and employees in its or his individual or any other capacity, may become the owner of, or acquire any interest in any Bonds with the same rights that it or he would have if it or he were not the Paying Agent hereunder or an officer or employee thereof, and the Paying Agent may engage or be interested in any financial or other transaction with the Company, or may act on, or as a depository, trustee or agent for, any committee or body of Bondholders or other obligations of or lenders to the Company as freely as if it were not the Paying Agent hereunder.
12. ALL notices hereunder shall be either delivered to the party or parties to which they are addressed by hand or shall be sent by telecopy, or facsimile. Any notice sent by telecopy, or facsimile shall be deemed to have been given, made or served at the time of dispatch. All notices shall be sent to the parties at their respective addresses as follows, or any other addresses in Trinidad and Tobago or the Cayman Islands of which any of the foregoing shall have notified the others in writing in accordance with this Agreement.

COMPANY:		Consolidated Water Co. Ltd. P.O. Box 1114 GT Regatta Office Park Windward Three, 4th Floor West Bay Road Grand Cayman, Cayman Islands Attention: Mr. Frederick McTaggart Facsimile: 345-949-2957

	And a copy to:	Myers & Alberga, Attorneys-at-Law P.O. Box 472 GT Harbour Place 103 South Church Street Grand Cayman B.W.I. Attention: Bryan L. Ashenheim Esq. Facsimile No. 345-949-8171

THE TRUSTEE:		Dextra Bank & Trust Co. Ltd. P.O. Box 2004 GT Sagicor House 198 North Church Street Grand Cayman B.W.I. Attention S. Alexander Wood Facsimile No. 345-949-2795

THE PAYING AGENT:		Scotiatrust and Merchant Bank Trinidad and Tobago Limited 56-58 Richmond Street Port of Spain Trinidad Attention: Facsimile: 868-625-4405
13. Neither the Paying Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall (a) be liable for any action taken or to be taken by it or any person under or in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby (except for its or such person’s own gross negligence or willful misconduct), or (b) be responsible in any manner to any person for any recital, statement, representation or warranty made by the Company or any officer thereof, contained in this Agreement or in any other Transaction Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Paying Agent under or in connection with this Agreement, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of the Company or any other party to the Transaction Documents to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein or in any other Transaction Documents, the Paying Agent shall not be under any obligation to any holders of Bonds to ascertain or to inquire as to the observance and performance of any of the agreements contained, or conditions of, this Agreement or any other Transaction Documents, or to inspect the properties, books or records of the Company.
14. The Paying Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or e-mail message, statement, order or other document or telephone conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to the Company) independent accountants and other experts selected by the Paying Agent. The Paying Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Documents unless it shall first receive such advice or concurrence of the holders of the Bonds as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the holders of the Bonds or the Company as the case may be against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action. The Paying Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Documents in accordance with a request or consent of the holders of the Bonds (or when expressly required hereby, all of the holders of the Bonds) and such request and any action taken or failure to act pursuant thereto shall be binding upon the holders of the Bonds.
15. Any amendment of any provision of this Agreement shall be in writing and signed by the parties.
16. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
17. This Paying Agency Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.
18. Except as otherwise provided herein, this Paying Agency Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, trustees and legal representatives.
19. The provisions of this Agreement shall be governed by and construed in accordance with the Laws of the Cayman Islands and the Cayman Islands’ courts will have non-exclusive jurisdiction in connection with any legal action, suit or proceeding arising out of or relating to this Paying Agency Agreement.
     Please confirm by signing and returning to us the enclosed duplicate of this letter that you accept the appointment as Paying Agent and Registrar upon the terms and subject to the conditions set out above, whereupon the same will become a binding agreement as between the Company, the Trustee and the Paying Agent.

Yours faithfully, For and behalf of Consolidated Water Co. Ltd.
/s/ Frederick W. McTaggart
Director

     We hereby confirm our acceptance of your appointment of the Paying Agent on the above terms and conditions.

For and on behalf of Scotiatrust and Merchant Bank Trinidad and Tobago Limited
/s/ Richard P. Young
Director

For and on behalf of Dextra Bank & Trust Co. Ltd.
/s/ Alex Wood
Director